EXHIBIT 99.1

NOMINATION AGREEMENT

April 14, 2023

Gary Copperud

405 Main Avenue West,

Suite 2D,

West Fargo, North Dakota 58078

Dear Mr. Copperud:

This letter agreement (this “Agreement”) is with reference to your agreement to be nominated by BT Brands, Inc., a Wyoming (“BT Brands”), for election as a director (a “Nominee”) of Noble Roman’s, Inc., an Indiana corporation (the “Company”). In connection with the Company’s 2023 annual meeting of shareholders (the “NR 2023 Annual Meeting”), BT Brands desires to commence a proxy solicitation of voting equity holders of the Company (the “Proxy Solicitation”), among other things, to cause your election to the Company’s Board of Directors (the “Board”) at the NR 2023 Annual Meeting.

1.  Responsibilities of Nominee.

(a) You agree:

(i) To be named as a Nominee in any and all solicitation materials prepared by BT Brands in connection with the Proxy Solicitation;

(ii) To provide true and complete information concerning your background, experience, abilities and integrity as may be requested from time to time by BT Brands (including, without limitation, all information required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in a proxy statement, or other materials prepared by BT Brands in connection with the Proxy Solicitation (collectively, the “Proxy Statement”), and not to omit information that may be material to an understanding of your background, experience, abilities and integrity;

(iii) That your agreement to be a Nominee, and the information referred to in subparagraph (ii) of this paragraph 1(a) may be disclosed by BT Brands, in its Proxy Solicitation materials or otherwise; and

(iv) If elected, to serve as a director of the Company, and in that capacity to act in the best interests of the Company and its shareholders and to exercise your independent judgment and act in good faith, and, in accordance with your fiduciary duties, and duly consider all matters that come before the Board.

(b) You represent that the information supplied to BT Brands in your completed questionnaire, in any follow-up questions from BT Brands and any related supplement provided by you (together, the “Questionnaire”) relating to your being a Nominee is true and complete and does not omit information that may be material to an understanding of your background, experience, abilities and integrity. In addition, you agree that, concurrently with your execution of this Agreement, you will execute a consent, in the form attached as Exhibit A, in which you consent to being a Nominee, consent to being named in the Proxy Statement as a Nominee and, if elected, consent to serving as a director of the Company. If the NR 2023 Annual Meeting has not concluded by 11:59 p.m. Indianapolis, Indiana time, on December 31, 2023, you may withdraw your consent by providing written notice thereof to BT Brands. You agree that you will promptly provide BT Brands with (x) any updates to the information you have previously supplied to BT Brands in order to satisfy your obligation under subparagraph (ii) of this paragraph 1(a) and your representations in the Questionnaire, and (y) such additional information as may reasonably be requested by BT Brands in connection with your nomination for election to the Board.

2. Responsibilities of BT Brands. Notwithstanding anything in this Agreement to the contrary, BT Brands is not obligated to nominate you to the Board or to commence or complete the Proxy Solicitation.

3. No Compensation. You acknowledge that your agreement to be named as a nominee for election to the Board, to serve as a director of the Company, if elected, and to provide certain information to the Shareholder to prepare its proxy statement are duties contemplated under the terms of the employment agreement between you and BT Brands and that you are not entitled to any consideration or compensation for serving as a director of the Company, if elected. We expect that if you are elected to the Board, in consideration for your service as a director of the Company, you will be entitled to receive from the Company such compensation as will be payable to directors of the Company in accordance with the Company’s policies as in effect from time to time. Once elected to the Board, no further compensation shall be due from or payable by BT Brands.

4. Expenses. BT Brands agrees that for the period starting from the date of this Agreement and ending at the earlier of (a) your election to the Board (or if the election or qualification of members to the Board is contested on any grounds, such later date that such contest is resolved) and (b) the date you have been notified by BT Brands that it will not commence the Proxy Solicitation or has abandoned the Proxy Solicitation or will not nominate you to the Board or that the requisite number of votes for your election to the Board has not been obtained, BT Brands will (i) promptly reimburse you for all reasonable expenses incurred in the performance of your responsibilities as a Nominee as set forth in paragraph 1, (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel acting on your behalf (the “Independent Counsel”), and (iii) directly pay for the fees and expenses of a proxy solicitor engaged by BT Brands for the Proxy Solicitation.

5. Indemnification.

(a) As a material inducement to you to become a Nominee, BT Brands hereby agrees to indemnify and defend you and hold you harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards, costs, expenses and amounts of any type (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other) (a “Proceeding”), arising out of or based upon your being a Nominee or a “participant in a solicitation” (as defined in the rules and regulations under the Securities Exchange Act of 1934, as amended), except to the extent such Loss arises or results from your willful misconduct or any untrue statement or omission made by you or made by BT Brands in reliance upon and in conformity with information furnished by you in writing expressly for use in any document made available to the public; it being understood that you are furnishing the Questionnaire expressly for use in the Proxy Statement and other filings to be made publicly available in connection with the Proxy Solicitation. We expect that if you are elected to the Board, you will be entitled to such indemnification and advancement of expenses with respect to your service as a director of the Company as are provided to the Company’s directors, in accordance with the Company’s policies as in effect from time to time, and will be entitled to be covered by the directors and officers liability insurance policy maintained by the Company for its directors, in accordance with the Company’s polices as in effect from time to time. After you are elected to the Board, BT Brands will indemnify and hold you harmless only to the extent any indemnification and insurance provided by the Company is inadequate to cover the Losses for which BT Brands has agreed to indemnify you pursuant to the first sentence of this paragraph 5(a).

(b) In the event of the commencement or threatened commencement of any Proceeding in respect of which you may seek indemnification from BT Brands hereunder, you will give prompt written notice thereof to BT Brands; provided, however, that the failure to so provide prompt notice shall not relieve BT Brands of its indemnification obligations hereunder except to the extent that BT Brands is materially prejudiced as a result thereof. BT Brands shall timely pay all reasonable fees and disbursements of the Independent Counsel in respect of such Proceeding as they are incurred. In addition to the Independent Counsel, you shall have the right to retain separate counsel, provided that you shall be responsible for the fees and expenses of such counsel and costs of such participation unless you and BT Brands mutually agree to the retention of such counsel. BT Brands shall in no event be liable for any settlement by you of any Proceeding effected without the prior written consent of BT Brands, which consent shall not be unreasonably withheld.

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(c) BT Brands shall not settle, without your prior written consent (which you may withhold in your sole discretion), any Proceeding in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which BT Brands agrees to be wholly responsible) or that would contain any language that could reasonably be viewed as an acknowledgement of wrongdoing on your part or otherwise as detrimental to your reputation.

(d) Your rights to indemnification under this Agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim promptly upon your request as such expenses are incurred.

(e) Notwithstanding anything to the contrary, if BT Brands has made payments to you pursuant to the indemnification and expense reimbursement provisions hereof and you subsequently are reimbursed by a third party therefor, you will remit such subsequent reimbursement to BT Brands.

(f) The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any by-law, other agreement, vote of shareholders or disinterested directors, or otherwise, to the extent such other rights are permitted by applicable law.

6. General. Notices and other communications under this Agreement shall be in writing and delivered by a nationally-recognized overnight courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to BT Brands, then to the address indicated under our signature line on the signature page hereof, attention Chief Financial Officer. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this Agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this Agreement. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles; (b) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended except by mutual written consent; and (c) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows.]

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement.

Very truly yours, BT BRANDS INC.

	By:	/s/ Kenneth Brimmer
	Name:	Kenneth Brimmer
	Title:	Chief Financial Officer

Accepted and agreed to:

/s/ Gary Copperud		Date: April 14, 2023
Gary Copperud

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EXHIBIT A

CONSENT OF NOMINEE

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